Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors contact:	Media contact:
Linda Snyder	Robert Schettino
408/588-8405	408/588-8179
Linda_snyder@hyperion.com	Robert_schettino@hyperion.com

HYPERION REPORTS PRELIMINARY FISCAL THIRD QUARTER RESULTS
AT HIGH END OF GUIDANCE

Santa Clara, Calif., April 11, 2005 – Hyperion Solutions (Nasdaq: HYSL), the leading provider of Business Performance Management (BPM) software, today announced preliminary financial results for its fiscal third quarter ended March 31, 2005, that are at the high end of the guidance it issued on January 25, 2005.

     Based on preliminary financial data, the company expects fiscal third quarter total revenue to be approximately $177 million, license revenue to be approximately $69 million, GAAP diluted earnings to be in the range of $0.44 to $0.46 per share, and non-GAAP pro forma diluted earnings to be in the range of $0.46 to $0.48 per share. These financial results are subject to revision until the company has finalized its quarterly financial statements.

     Hyperion issued these preliminary results in anticipation of questions likely to be asked at its semi-annual Analyst Day, to be held with the financial community on April 11, 2005, in conjunction with its annual worldwide users conference in New Orleans. The company intends to announce financial results for its fiscal third quarter on April 21, 2005, following the close of the market. Hyperion will host a conference call at 5:00 p.m. ET on April 21, 2005, featuring Godfrey Sullivan, president and chief executive officer, and David Odell, chief financial officer, to discuss the results. A live and archived Webcast of the earnings conference call and Analyst Day will be available to all investors at http://www.hyperion.com in the “Company/Investor Relations” section.

Previously Reported March Quarter Business Outlook

     On January 25, 2005, Hyperion provided guidance for its fiscal third quarter of total revenue in the range of $173 million to $178 million, license revenue in the range of $66 million to $69 million, diluted earnings on a GAAP basis of $0.35 to $0.40 per share, and non-GAAP pro forma earnings of $0.40 to $0.45 per share.

Non-GAAP Financial Measures

     In analyzing its financial results, Hyperion has used non-GAAP pro forma financial measures (excluding adjustments, such as those relating to purchase accounting and restructuring costs) because they provide meaningful information regarding the company’s operational performance that excludes

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certain non-cash and non-recurring expenses. They also facilitate management’s internal comparisons to the company’s historical operating results and to competitors’ operating results. Wherever non-GAAP disclosures have been included in this press release, the company has reconciled them to the appropriate GAAP disclosures.

     The non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP results should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Reconciliation of GAAP to Pro Forma Q3 FY05 Diluted Earnings Per Share

Preliminary Results
GAAP Diluted Earnings Per Share	$0.44 - $0.46

Plus:
Amortization of purchased intangible assets	0.06
Amortization of deferred stock-based compensation	0.01
Less:
Restructuring credits	(0.04)
Income tax effect of pro forma adjustments	(0.01)

Non-GAAP Pro Forma Diluted Earnings Per Share	$0.46 - $0.48

About Hyperion

Hyperion is the global leader in Business Performance Management software. More than 10,000 customers – including 91 of the Fortune 100 – rely on Hyperion software to translate strategies into plans, monitor execution and provide insight to improve financial and operational performance. Hyperion combines the most complete set of interoperable applications with the leading Business Intelligence platform to support and create Business Performance Management solutions. A network of more than 600 partners provides the company’s innovative and specialized solutions and services.

Named one of the FORTUNE 100 Best Companies to Work For 2004, Hyperion employs approximately 2,500 people in 20 countries. Distributors represent Hyperion in an additional 25 countries. Headquartered in Santa Clara, California, Hyperion generated annual revenues of $622 million for the 12 months that ended June 30, 2004. Hyperion is traded under the Nasdaq symbol HYSL. For more information, please visit www.hyperion.com, www.hyperion.com/contactus or call 800 286 8000 (U.S. only).

Forward-Looking Statements

Statements in this press release other than statements of historical fact are forward-looking statements, including, but not limited to, statements concerning expected future financial results.. Such statements constitute anticipated outcomes and do not assure results. Actual results may differ materially from those anticipated by the forward-looking statements due to a variety of factors, including, but not limited to the company’s failure to successfully drive increases in software license revenue (by both increasing sales of newer products, and limiting falloff of older product revenue), significant product quality problems, failure to successfully drive partner revenue, failure to continue the successful integration of the Brio business, significant strengthening of the dollar against key European currencies, the impact of

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competitive products and pricing, a decline in customer demand, and technological shifts. For a more detailed discussion of factors that could affect the company’s performance and cause actual results to differ materially from those anticipated in the forward-looking statements, interested parties should review the company’s filings with the Securities and Exchange Commission, including the report on Form 10-K filed on September 13, 2004, and the report on Form 10-Q filed on February 9, 2005. The company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

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“Hyperion,” the Hyperion “H” logo and Hyperion’s product names are trademarks of Hyperion. References to other companies and their products use trademarks owned by the respective companies and are for reference purpose only.